Exhibit 99.1

Sunesis Pharmaceuticals Announces Reorganization to Focus Resources and Build Value in Clinical-Stage Programs

- Plan Extends Financial Resources Beyond 2008 -

SOUTH SAN FRANCISCO, Calif., Aug 28, 2007

Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today announced that it is reducing its workforce by approximately 25 percent, and implementing a revised operating plan that focuses its efforts on generating definitive data from its lead programs while streamlining the company's operations and extending its financial resources beyond 2008.

Based on a rigorous assessment of its product portfolio, Sunesis' top priority is the advancement of its lead product candidate, SNS-595, for the treatment of acute myeloid leukemia (AML). Having seen clinical activity and a favorable therapeutic profile in its ongoing Phase 1 single-agent clinical trial of SNS-595, Sunesis is working closely with its clinical and regulatory advisors to design a registration trial for the treatment of elderly AML patients which it plans to initiate by the end of 2008. Additionally, Sunesis will soon begin dosing patients in a Phase 1b clinical trial of relapsed AML patients, combining SNS-595 with cytarabine, the leading treatment standard.

In addition to its development activities in AML, over the next eighteen months Sunesis expects to continue to advance its ongoing studies of SNS-595 in ovarian cancer, SNS-032 in B-cell malignancies and SNS-314 in solid tumors.

Positive data from any of these studies could support registration strategies or one or more significant development-stage collaborations. Sunesis' refocused research team will continue to generate insights on the chemistry and biology of the company's product candidates that may inform and guide clinical trials, to advance novel, small molecule inhibitors into the company's early-stage pipeline and to support the company's current partnership.

In line with these portfolio decisions, Sunesis is reducing operating expenses primarily in the research and general & administrative areas. As part of the reorganization, the company is eliminating a total of 35 full-time employee positions, and will now have 108 employees. Sunesis expects that this realignment of personnel, operations and programs will reduce annual expenses by more than $10 million below its planned levels for the next several years.

"With the talent, focus and commitment of the Sunesis team, we have the opportunity to generate transforming clinical data in the coming quarters. By proactively undertaking the realignment, we can focus on the execution of our revised operating plan without needing to raise additional funds or entering into a corporate partnership in 2008," said Daniel Swisher, Chief Executive Officer and President of Sunesis. "The workforce reductions we're announcing today are difficult. We are deeply grateful for the dedication and contributions of the employees who will be leaving Sunesis and wish them the very best in all their future endeavors."

The company will be providing severance and career transition assistance to those employees directly affected by the restructuring. As a result of the restructuring plan, Sunesis estimates that it will record a one-time restructuring charge in the third quarter of 2007 of between approximately $1.0-1.2 million for personnel costs and approximately $0.5-0.8 million for facilities-related and other costs. Sunesis estimates that the total amount of the restructuring charge will be between $1.5-2.0 million. The cash portion of this restructuring charge will be approximately $1.0-1.2 million. As of June 30, 2007, Sunesis had cash, cash equivalents and marketable securities of $65.2 million. The company now anticipates that cash used in operating activities in 2007 will be less than $35 million, compared to original guidance estimates of approximately $40 million. Sunesis expects its 2008 cash used in operating activities to be at or below its 2007 level.

About Sunesis Pharmaceuticals

Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

Safe Harbor Statement

This press release contains forward-looking statements including without limitation statements related to the safety and potential efficacy of SNS-595, SNS-032 and SNS-314, planned additional clinical testing and development efforts, the anticipated timing of the commencement and completion of clinical trials and the announcement of clinical results, whether any future trial will constitute a registration trial sufficient to support an application for regulatory approval, potential corporate partnerships or collaborations, plans to strategically invest in drug discovery efforts, ability to advance high-quality lead candidates into preclinical and clinical development, the estimated reduction in Sunesis' operating expenses, the estimated restructuring charges to be incurred in the third quarter, and Sunesis' ongoing cash requirements. Words such as "anticipates," "plans," "will," "optimistic," "is expected" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, Sunesis' drug discovery and development activities could be halted or significantly delayed, Sunesis' clinical trials for SNS-595, SNS-032 and SNS-314 may not demonstrate safety or efficacy or lead to regulatory approval, Sunesis' preclinical studies and clinical trials may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis' clinical trials and manufacturing of SNS-595, SNS-032 and SNS-314, Sunesis may require substantial additional funding, which may not be available on acceptable terms, or at all, and Sunesis' need to retain skilled employees and consultants. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' annual report on Form 10-K for the year ended December 31, 2006, Sunesis' quarterly report on Form 10-Q for the quarter ended June 30, 2007 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

http://www.sunesis.com